UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Sections 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 29, 2015

EXLSERVICE HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33089	82-0572194
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

280 Park Avenue, 38th Floor

New York, New York 10017

(Address of principal executive offices)

Registrant’s telephone number, including area code: (212) 277-7100

NOT APPLICABLE

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

ExlService Holdings, Inc. (the “Company”) and Rohit Kapoor (“Mr. Kapoor”) have, as of April 29, 2015, entered into a new Employment and Non-Competition Agreement (the “New Agreement”) that, effective as of January 1, 2016, will supersede the existing Amended and Restated Employment and Non-Competition Agreement, dated December 16, 2008, between the Company and Mr. Kapoor.

The New Agreement provides for an initial employment term that extends until December 31, 2017 and automatically renews for successive one-year periods unless terminated with 120 days’ prior notice. Under the New Agreement, Mr. Kapoor’s annual base salary will be increased to $600,000 (from $565,000) and his target annual cash bonus opportunity will continue to equal 100% of his base salary with a maximum of 200% of his base salary. In addition, Mr. Kapoor will continue to remain eligible to receive equity awards with vesting terms no less favorable than ratable vesting over four years from the date of grant.

The New Agreement also provides him with the following severance payments and benefits if his employment is terminated without cause or if he resigns for good reason absent a change in control (as those terms are defined in his New Agreement): (i) continuation of his base salary for 24 months, (ii) his actual bonus, if any, earned for the year of termination as if he had been employed for the full year of termination, paid ratably over the remaining period of base salary payments, (iii) costs of continued COBRA and life insurance coverage for 18 months, or if earlier, the date he becomes eligible for comparable benefits from a subsequent employer, and (iv) treatment as having continued his employment for two years after his termination date for purposes of determining whether any annual equity awards (but not one-time or special grants) will vest according to the terms and conditions applicable to such awards.

If Mr. Kapoor is terminated without cause or he resigns for good reason within 12 months following a change in control (or prior to if at the request of an acquirer or in connection with or anticipation of the change in control), Mr. Kapoor will generally receive the payments and benefits described above; however, he will be paid the 24 months of base salary in a lump sum and all equity-based awards granted to him on or after September 30, 2006 will immediately vest. The New Agreement also contains a “modified cut-back” provision such that any payments that constitute “excess parachute payments” under Section 280G of the Code will be reduced to an amount that does not trigger the applicable excise taxes, to the extent such reduced amount is larger than the amount Mr. Kapoor would have received on a present-value net-after-tax basis (including excise taxes) absent such a reduction.

Mr. Kapoor’s New Agreement also provides him with access to the Company’s group health plan following his termination of employment.

Additionally, the New Agreement provides for (pursuant to the terms of our 2006 Plan), Mr. Kapoor to receive an award of 100,000 performance-based restricted stock units (“PRSUs”) (the “Target Award”) in the second quarter of 2015 that he may earn based on the Company’s average stock price exceeding certain targets during the 60 day period prior December 31, 2017 and contingent upon his continuous service through that date. The amount of PRSUs Mr. Kapoor ultimately receives may be between 0% and 200% of the Target Award, based on actual performance. A portion of Mr. Kapoor’s PRSUs that represent his service from January 1, 2015 through his termination date plus an additional year (the “Enhanced Pro-Rata Portion”) will vest if his employment terminates prior to a change in control due to a termination without cause, his death or disability, or his resignation for good reason. In addition, a portion of the PRSUs outstanding as of the date of a change of control will convert to time-vested restricted stock units (“CIC RSUs”), based on the Company’s average stock price during the 60 days prior to the change in control, that cliff-vest on December 31, 2017, contingent upon Mr. Kapoor’s continued employment through that date. An Enhanced Pro-Rata Portion of any such CIC RSUs will vest immediately upon Mr. Kapoor’s termination of employment on or after a change in control due to his termination without cause, death or disability, resignation for good reason, failure to assume, continue or substitute the CIC RSUs by an acquirer. Finally, if Mr. Kapoor’s employment is terminated prior to a change in control at the request of an acquirer or that otherwise arose in connection with or in anticipation of a change in control he will vest in the greater of the Enhanced Pro-Rata Portion of the CIC RSUs (assuming his employment continued through the change in control) or the PRSUs he would have received due to his termination without cause, absent a change in control.

The foregoing summary is not complete and is qualified in its entirety by reference to the New Agreement, a copy of which will be filed with the Company’s next periodic report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EXLSERVICE HOLDINGS, INC.
(Registrant)

Date: May 1, 2015	By:	/s/ Nancy Saltzman
	Name:	Nancy Saltzman
	Title:	Executive Vice President, General Counsel and Secretary

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